Exhibit 99.1

        INCODE EXECUTES AGREEMENT TO ACQUIRE WARNECKE DESIGN SERVICE, INC.

Mount Arlington, New Jersey, April 11, 2005 - Incode Technologies Corporation ("Incode") (OTCBB: ICDT), a development stage company formed to acquire, develop and commercialize successful eBusinesses with integrated on-and offline operations, today announced its execution of an agreement to acquire the stock of Warnecke Design Service, Inc. ("Warnecke").

Warnecke is a specialty metal manufacturer that produces equipment for an array of industries and provides design, development, manufacturing, installation and maintenance services for its clients. Warnecke's customers include electronics, automotive, plastics and other manufacturers, including several Fortune 500 companies.

Under the terms of the acquisition agreement, Inocde will acquire in return for $400,000 in cash and the agreement of the Company to refinance Warnecke's existing debt in the approximate amount of $1.5 million. The acquisition is expected to close during the second quarter of 2005 and is expected to add in excess of $6 million in gross sales to Incode.

Business Model

Incode's core focus for the immediate term will be on the development of a secondary commodities trading service where industrial buyers will be introduced to sellers and provided with added-value brokerage management services. In addition to deploying this service during 2005, Incode intends to acquire and integrate a series of strategically compatible offline metal and chemical manufacturing companies during 2005.

"The Warnecke acquisition marks the first of several targeted acquisitions of companies that are strategic to our refined focus on the development of our secondary commodities trading service," said Jim Grainer, Incode's president and chief financial officer.

Incode plans to use its planned secondary commodities service as a lever to drive value for its targeted offline businesses - metal and chemical manufacturing companies. Production for these companies is commodity driven - a steel manufacturer needs steel to manufacture its products. Likewise, distribution is commodity driven - an electronics manufacturer needs manufactured steel products to produce its products. Incode's goal is to increase the efficiency of its targeted acquisitions by enhancing supply side and demand side distribution and by bringing the additional purchasing power and other positive benefits to each company.

Secondary Commodities Markets

Manufacturers worldwide use raw materials in their production processes. These processes result in the production of partially consumed, or secondary, industrial by-products - chemicals, fuels, metals, plastics and paper, that often have reuse potential. These secondary commodities are the basis of a multi-billion dollar industry that spans the global economy. Producers of secondary commodities either pay for or are paid for their by-products by brokers, who route these materials to manufacturers worldwide for reuse as raw materials in other production process. While global in scale, the secondary commodities markets are very inefficient and highly fractionalized due to the absence of any meaningful exchange of market information. By contrast, commodities such as gold and oil are fungible today largely because of the existence of markets that enable buyers and sellers to efficiently interact.

Grainer added: "We previously acquired a number of online assets, including subscription-based and trading-based services, that we plan to use to build our new secondary commodities service. We believe that there exists a compelling opportunity to efficiently facilitate the exchange of secondary commodities and raw materials to and between metal and chemical manufacturers, and that we can directly realize these benefits as a service provider but also through the cost-savings and other synergies associated with the consolidation of our targeted acquisitions."

About Incode Technologies Corporation

Incode Technologies Corporation is a development stage company that was formed to acquire, develop and commercialize eBusinesses with integrated on-and offline operations. Incode's core focus for the immediate term will be on the development of a secondary commodities trading service where industrial buyers will be introduced to sellers and provided with added-value brokerage management services. In addition to deploying this service during 2005, Incode intends to acquire and integrate a series of strategically compatible offline metal and chemical manufacturing companies during 2005. Additional information on Incode and its business model is available online at www.incodetech.com.

Incode is 70% owned by GreenWorks Corporation (OTC Bulletin Board: GWRK), a business development corporation whose mission is to develop and support companies that positively impact the use of natural resources.

Safe Harbor Statement

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Incode Technologies Corporation, and members of their management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Contact:

Jim Grainer
Incode Technologies Corporation
973-398-8183